Exhibit 99.2

TABLE OF CONTENTS

Cardinal Gas Storage Partners, LLC and Subsidiaries
Consolidated and Condensed Statement of Financial Position
(Dollars in thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$4,373	$7,260
Restricted cash	13,450	14,892
Accounts receivable, net	3,085	4,193
Value of derivative instruments, current	1,504	—
Prepaid expenses and other current assets	2,203	1,384
Total current assets	24,615	27,729

Property, plant and equipment, net	613,539	622,794
Debt issuance costs, net	7,052	8,003
Value of derivative instruments	17	1,562
Intangible assets, net	942	1,420
Other assets	258	308
Total assets	$646,423	$661,816

Liabilities and Members' Capital
Current liabilities
Accounts payable and accrued liabilities	$8,141	$6,372
Current portion of long term debt	12,420	12,420
Total current liabilities	20,561	18,792

Long term debt	271,416	295,261
Other long term liabilities	935	1,179
Total liabilities	292,912	315,232

Commitments and contingencies (Note 3)
Members' capital	353,511	346,584
Total liabilities and members' capital	$646,423	$661,816

See accompanying notes to the consolidated and condensed financial statements.

Cardinal Gas Storage Partners, LLC and Subsidiaries
Unaudited Consolidated and Condensed Statements of Operations
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues
Firm capacity revenues	$15,359	$8,804	$30,981	$16,185
Hub services revenues	521	529	2,813	747
Fuel charges	1,034	1,105	1,549	1,265
Professional service fees	—	66	—	192
Total revenues	16,914	10,504	35,343	18,389

Expenses
Operating expenses	4,917	3,022	15,624	5,026
Depreciation and amortization	4,509	4,011	9,093	7,444
General and administrative	1,522	718	2,382	1,696
Loss on disposal of asset	1,050	—	2,615	—
Loss on sale of investment	—	921	—	921
Loss on natural gas sold	13	—	71	14
Total expenses	12,011	8,672	29,785	15,101
Income from operations	4,903	1,832	5,558	3,288

Other income (expense)
Loss on derivative instruments	(499)	(535)	(49)	(379)
Royalty income	3	—	6	—
Interest income	1	—	1	1
Interest expense	(2,998)	(1,820)	(6,121)	(2,982)
Total other expense	(3,493)	(2,355)	(6,163)	(3,360)
Net income (loss)	$1,410	$(523)	$(605)	$(72)

See accompanying notes to the consolidated and condensed financial statements.

Cardinal Gas Storage Partners, LLC and Subsidiaries
Unaudited Consolidated and Condensed Statements of Members' Capital
(Dollars in thousands)

	ECP	Redbird	Total
Members' capital at January 1, 2014	$281,148	$65,436	$346,584
Contributions	5,001	3,069	8,070
Distributions	(313)	(225)	(538)
Net loss	(435)	(170)	(605)
Members' capital at June 30, 2014	$285,401	$68,110	$353,511

See accompanying notes to the consolidated and condensed financial statements.

Cardinal Gas Storage Partners, LLC and Subsidiaries
Unaudited Consolidated and Condensed Statements of Cash Flows
(Dollars in thousands)

	Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities
Net loss	$(605)	$(72)
Adjustments to reconcile net loss to net cash provided by operating activities
Loss on derivative instruments	49	379
Depreciation and amortization expense	9,093	7,444
Amortization of debt issuance cost	951	286
Loss on disposal of assets	2,615	921
Change in operating assets and liabilities
Accounts receivable	1,108	(3,612)
Prepaid expenses and other current assets	(819)	(1,035)
Other noncurrent assets	50	(118)
Accounts payable and accrued liabilities	990	1,105
Other noncurrent liabilities	(244)	—
Net cash provided by operating activities	13,188	5,298

Cash flows from investing activities
Settlement of derivative instrument	—	160
Derivative instrument	(8)	—
Capital expenditures	(1,196)	(103,046)
Proceeds from sale of fixed asset	—	4,897
Restricted cash	1,442	7,999
Net cash provided by (used in) investing activities	238	(89,990)

Cash flows from financing activities
Proceeds from long-term debt	—	78,838
Repayment of debt	(23,845)	(10,745)
Contributions from members	8,070	21,465
Distributions to members	(538)	(3,280)
Net cash provided by (used in) financing activities	(16,313)	86,278
Net increase (decrease) in cash and cash equivalents	(2,887)	1,586

Cash and cash equivalents
Beginning of period	7,260	4,128
End of period	$4,373	$5,714

Supplemental disclosure
Cash paid for interest, net of capitalized interest	$4,551	$2,179

Noncash investing activities
Change in capital expenditures included in accounts payable and accrued liabilities	779	(13,491)

See accompanying notes to the consolidated and condensed financial statements.

Cardinal Gas Storage Partners, LLC and Subsidiaries
Notes to Unaudited Consolidated and Condensed Financial Statements
(Dollars in thousands, except where otherwise indicated)

1.	Business Description, Formation of Company and Acquisitions

Cardinal Gas Storage Partners LLC (the “Company”) was formed on May 1, 2008, as a Delaware limited liability company with Energy Capital Partners (ECP) and Martin Resource Management Corporation (“MRMC”) as the two members. In April 2011, Redbird Gas Storage LLC (“Redbird”) was formed as a joint venture between MRMC and Martin Midstream Partners (“MMLP”). In October 2012, MMLP acquired the MRMC interest in Redbird. As a result of this transaction, Redbird is now a wholly owned subsidiary of MMLP. As of June 30, 2014, ECP had a 58.3% ownership and Redbird had a 41.7% ownership in the Company.
The Company focuses on the development, construction, operation, and management of natural gas storage facilities.
The Company has four natural gas storage facilities in operation. Arcadia Gas Storage LLC (“Arcadia”), located in Bienville Parish, Louisiana is in service with approximately 17.5 billion cubic feet ("bcf") of working gas storage capacity. Monroe Gas Storage LLC (“Monroe”), located in Monroe County, Mississippi, is in operation with a current working gas capacity of approximately 7.0 bcf. Cadeville Gas Storage LLC (“Cadeville”), located in Ouachita Parish, Louisiana was placed into operation during 2013 with working gas capacity of 17.0 bcf. Perryville Gas Storage LLC (“Perryville”), located in Franklin Parish, Louisiana was placed into operation during 2013 with working gas capacity of 8.5 bcf. These facilities provide producers, end users, local distribution companies, pipelines and energy marketers with high deliverability storage services and hub services.

2.	Summary of Significant Accounting Policies

Basis of Presentation
The consolidated financial statements and the accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The consolidated financial statements include the accounts of the Company and the subsidiaries on a consolidated basis. All intercompany transactions have been eliminated.
Certain information and footnote disclosures required by GAAP for complete annual financial statements have been omitted and, therefore, these interim financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended December 31, 2013. In the opinion of management, these financial statements, which have been prepared pursuant to the rules of GAAP for interim financial reporting, reflect all adjustments which consisted only of normal recurring adjustments that were necessary for a fair statement of the interim periods presented. The results of operations for interim periods are not necessarily indicative of those for a full year.
Management’s Estimates and Assumptions
The preparation of consolidated financial statements in conformity with the accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements. Actual results could differ from these estimates.
Cash and Cash Equivalents
The Company considers cash and highly liquid investments with a maturity of three months or less, at the time of purchase, to be cash equivalents.
Restricted Cash
At June 30, 2014 and December 31, 2013, the Company held $13.5 and $14.9 million in restricted cash, respectively. As of June 30, 2014 and December 31, 2013, respectively, $13.5 million and $11.5 million of this balance was restricted under the terms of a loan agreement for the primary purpose of making future principal reduction payments. In addition, at December 31, 2013, $2.7 million and $0.7 million was restricted for the purpose of funding development costs and for distributions to members under the terms of the partnership agreement, respectively. The December 31, 2013 distribution was made to Redbird on January 31, 2014. The ECP distribution was held to offset future contributions and is reflected within accrued liabilities as of December 31, 2013.

Cardinal Gas Storage Partners, LLC and Subsidiaries
Notes to Unaudited Consolidated and Condensed Financial Statements
(Dollars in thousands, except where otherwise indicated)

Accounts Receivable and Bad Debt
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. As of June 30, 2014 and December 31, 2013, all receivables were considered collectible and no allowance for doubtful accounts was recorded.
Inventory
Inventory consists of natural gas received as a result of fuel revenue and certain balancing agreements and is stated at the lower of weighted average cost or market. The inventory balance as of June 30, 2014 and December 31, 2013 is reflected within other current assets on the statement of financial position.
Revenue Recognition
The Company provides various types of natural gas storage services to customers. Revenues from these services are classified as firm capacity revenue, hub services revenue, and fuel charges. In addition, the Company provided consulting services for natural gas storage projects through July 31, 2013. The Company no longer provides consulting services. Revenues from these consulting services are classified as professional service fees.
Firm capacity revenues consist of firm storage reservation revenues which are contractually obligated monthly capacity reservation fees. These fees are paid to the Company and recognized in revenue over the term of the contract regardless of the actual storage capacity utilized.
Hub service revenue consist of fees from (i) firm storage cycling revenues for the use of injection and withdrawal services based on the volume of natural gas nominated for injection and/or withdrawal recognized in revenue in the period the volumes are nominated, (ii) “interruptible” storage services pursuant to which customers receive only limited assurance regarding the availability of capacity in the Company’s storage facilities and pay fees based on actual utilization of assets, (iii) interruptible “park and loan” services and (iv) interruptible “wheeling and balancing” services pursuant to which customers pay fees for the right to move a volume of gas through our facilities from an interconnection point to another and true up their deliveries of gas to, or takeaways of gas from, our facilities. A portion of our revenues related to these activities may include fuel collections.
Fuel charges consist of the small portion of a customer’s natural gas nominated for injection retained by the Company as compensation for fuel use. These fees are reflected as revenue when received. Any excess fuel collected is carried as inventory until sold.
Professional service fees consist of consulting services and are recognized as the services are performed.
Property and Equipment
Property and equipment are recorded at cost. The costs of major renewals and betterments are capitalized; repair and maintenance costs are expensed as incurred. The Company capitalizes interest related to the debt facility used for funding development as well as certain general and administrative costs associated with employees that are deemed to be dedicated to capitalized projects in process. When assets are sold or retired, the cost and related accumulated depreciation are removed from the appropriate accounts, and the resulting gain or loss is included in current operations. Leasehold improvements are capitalized and amortized over the lesser of their estimated useful lives or the applicable lease term.
Depreciation of property and equipment is provided over the estimated useful lives of the property as follows:

Straight Line
Storage, surface and pipeline facilities	20 to 50-year
Office equipment	5 to 7-year
Automobiles	5-year

Impairment of Long-lived Assets
The Company ensures its long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation were required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying

Cardinal Gas Storage Partners, LLC and Subsidiaries
Notes to Unaudited Consolidated and Condensed Financial Statements
(Dollars in thousands, except where otherwise indicated)

amount to determine whether a write-down is required. If this review indicates that the assets will not be recoverable, the carrying value of the Company’s assets would be reduced to their estimated market value.

Debt Issuance Costs
Costs incurred for debt borrowings are capitalized and amortized over the life of the associated debt utilizing the effective interest rate method. When debt is retired before its scheduled maturity date, any remaining transaction-related costs associated with that debt are expensed. Total amortization for the three months and six months ended June 30, 2014 was approximately $0.5 million and $1.0 million. Total amortization for the three months and six months ended June 30, 2013 was approximately $0.5 million and $1.0 million, of which approximately $0.3 million and $0.7 million were capitalized during the period of construction, respectively.
Income Taxes
The Company’s taxable income (loss) is reported on the respective income tax returns of its members. With respect to a franchise or income tax imposed by a state or local municipality, these taxes are accounted for under the asset and liability method.
The amount of Texas margin tax for the six months and three months ended June 30, 2014 and 2013 was de minimis. No Louisiana franchise tax was due for any of these years.
Derivative Instruments and Hedging Activities
The Company records its derivative instruments on the balance sheet as an asset or liability measured at fair value and changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative qualifies for hedge accounting, changes in the fair value can be offset against the change in the fair value of the hedged item through earnings or recognized in other comprehensive income until such time as the hedged item is recognized in earnings.
Derivative instruments not designated as hedges are marked-to-market with all market value adjustments recorded in the consolidated statement of operations. As of June 30, 2014, the Company has not elected hedge accounting for any of its derivative instruments. Fair value changes for these derivative instruments have been recorded in the consolidated statement of operations.
Fair Value of Financial Instruments
The Company’s financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, long-term debt and derivative instruments. Management considers the carrying values of cash and cash equivalents, trade receivables and trade payables to be representative of their respective fair values because of their short-term maturities or expected settlement dates. The carrying value of outstanding amounts under the revolving credit facility and term debt approximate fair value due to the floating interest rate. Derivative instruments are recorded at fair value in the accompanying statements of financial position.
The authoritative guidance related to fair value defines a hierarchy of inputs to valuation techniques based upon whether those inputs reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs). The following summarizes the fair value hierarchy:
Level 1 Inputs utilize quoted prices in active markets for identical assets or liabilities.
Level 2 Inputs utilize data points other than quoted prices included in Level 1, that are observable such as quoted prices, interest rates and yield curves.

Level 3	Inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.
The Company performed an analysis on its derivative instruments and recorded a net asset related to its derivative instruments of approximately $1.5 million and $1.6 million for the periods ended June 30, 2014 and year ended December 31, 2013, respectively, within Level 2 of the fair value hierarchy. Refer to Note 5 for more information on these instruments.

Cardinal Gas Storage Partners, LLC and Subsidiaries
Notes to Unaudited Consolidated and Condensed Financial Statements
(Dollars in thousands, except where otherwise indicated)

The Company does not have any other assets or liabilities classified within Level 3 of the fair value hierarchy. The carrying amounts reflected in the statements of financial position for other current assets and accrued expenses approximate fair value due to their short-term maturities.
Asset Retirement Obligations and Environmental Liabilities
FASB guidance establishes accounting requirements for retirement obligations associated with tangible long-lived assets including (i) the timing of the liability recognition, (ii) initial measurement of the liability, (iii) allocation of asset retirement cost to expense, (iv) subsequent measurement of the liability and (v) financial statement disclosures. FASB guidance also requires that the cost for asset retirement should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The Company assets have contractual or regulatory obligations to perform remediation when the assets are abandoned. These assets, with regular maintenance, will continue to be in service for many years to come. It is not possible to predict when demands for our services will cease and we do not believe that such demand will cease for the foreseeable future. Accordingly, the Company believes the date when these assets will be abandoned is indeterminate. With no reasonably determinable abandonment date, the Company cannot reasonably estimate the fair value of the associated asset retirement obligation. The Company will record an asset retirement obligation in the period in which sufficient information becomes available for us to reasonably determine the settlement date.
The Company’s policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.
The Company has not identified any environmental remediation obligations as of June 30, 2014.
Pad Gas Lease
The Company has a lease agreement with Credit Suisse executed on June 12, 2009 for the lease of 3.6 bcf of natural gas to use as pad gas for the storage facility at Monroe. The lease agreement expires on January 1, 2015. Upon expiration of the lease, the Company has the option to either purchase the base gas from Credit Suisse or return the gas with delivery commencing on January 1, 2015 with all 3.6 bcf of the leased gas returned by the end of February 2015.
Share-Based Payments
The Company recognizes compensation expense for all stock-based compensation based on the fair value of the awards granted, net of estimated forfeitures, at the date of grant. The Company maintained one class of membership interests that were granted to employees of the Company. Category B membership interests, totaling 7.0% of the total membership interests, were granted to employees on various dates in 2008, 2009, and 2010. However, due to departed employees during 2012 and 2013, only 6.46% is held by Category B Unit holders as of June 30, 2014. Category B membership interests vest over an average service period of four years, and all 6.46% was fully vested as of July 22, 2014. Prior to Category B membership interests receiving profit allocations or equity distributions, certain future triggering events must occur. No compensation expense has been recorded as the category B membership interests had an initial threshold value of $0 at each of the three grant dates.
Capitalization of Interest
Interest on borrowed funds is capitalized on projects during construction based on the approximate average interest rate of the Company’s debt. The Company capitalized $1.2 million and $2.7 million during the three months and six months ended June 30, 2013, respectively. No interest was capitalized during 2014.

3.	Commitments and Contingencies

Litigation
The Company is subject to claims and litigation arising in the normal course of its business. The Company believes that any current claims proceedings arising in the normal course of its business will not have a material, adverse effect on its financial position, results of operations or cash flows.

4.	Long Term Debt

Cardinal Gas Storage Partners, LLC and Subsidiaries
Notes to Unaudited Consolidated and Condensed Financial Statements
(Dollars in thousands, except where otherwise indicated)

A summary of long term debt at June 30, 2014 and December 31, 2013 is as follows:

	June 30, 2014	December 31, 2013
Construction/term loan - Arcadia	$64,807	$69,641
Base gas revolver - Arcadia	13,747	13,747
Construction/term loan - Perryville	90,360	100,079
Base gas revolver - Perryville	15,575	15,575
Construction/term loan - Cadeville	99,347	108,639
	283,836	307,681
Less: Current portion	(12,420)	(12,420)
	$271,416	$295,261

On June 30, 2008, Arcadia entered into a $118 million multibank nonrecourse construction and term loan agreement comprised of a $92.5 million construction loan and $25.5 million base gas revolver (“Arcadia facility”). The Arcadia facility matures in 2016. The base gas loan is interest only. The construction loan converted to a five-year term note upon substantial completion of the construction in September 2011. Arcadia began making principal payments on the term loan in 2012. The credit facilities are collateralized with a perfected first priority security interest in the Arcadia assets.

Prior to conversion, the interest rate on the Arcadia construction loan was based on LIBOR, plus 3.25%, set on the date of each advance. Upon conversion to a term loan in September 2011, the interest rate was based on LIBOR, plus 3.00%, set on the date of each advance. Upon the second anniversary of the conversion date, which occurred in September 2013, the interest rate was based on LIBOR, plus 3.25%, set on the date of each advance. The interest rate as of June 30, 2014 was approximately 3.40%.
The interest rate on the base gas revolver fluctuates based on LIBOR, plus 3.25%, set on the date of each advance. The interest rate as of June 30, 2014 was approximately 3.40%.
On May 12, 2010, Perryville entered into a $125 million multibank construction and term loan agreement comprised of a $105 million construction loan and $20 million base gas revolver (“Perryville facility”). The Perryville facility matures in 2018. The base gas loan is interest only. Upon conversion to a term loan at substantial completion in July 2013, the interest rate on the loan was based on LIBOR, plus 3.50%, set on the date of each advance. The interest rate as of June 30, 2014 was approximately 3.65%. The credit facilities are collateralized with a perfected first security interest in the Perryville assets.
In May 2010, Perryville entered into interest rate caps effectively capping LIBOR to 4.0% through 2014 and 6.0% thereafter through 2015. The notional amount changes on a stated monthly basis starting in October 2011 and expires in December 2015. The maximum notional amount is $125 million.
On April 19, 2012, Cadeville entered into a construction and term loan agreement for an aggregate principal amount up to $115 million (“Cadeville facility”). Upon conversion to a term loan at substantial completion in July 2013, the interest rate was based on LIBOR, plus 2.75%, set on the date of each advance. The interest rate as of June 30, 2014 was approximately 2.90%.
Maturities of long term debt are as follows as of June 30, 2014:

2014	$6,210
2015	12,420
2016	81,725
2017	8,721
2018	174,760
Thereafter	—
$283,836

Cardinal Gas Storage Partners, LLC and Subsidiaries
Notes to Unaudited Consolidated and Condensed Financial Statements
(Dollars in thousands, except where otherwise indicated)

5.	Derivative Instruments

The Company enters into derivative contracts such as cash flow swaps and call options in an effort to reduce commodity price risk and interest rate fluctuations. Cash flow swaps exchange a variable price for a fixed price, while a call option places a limit on the commodity price of a future purchase or the interest rate applied to debt.
The components of gain (loss) on derivative instruments for the three and six months ended June 30, 2014 and 2013 are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Interest rate	$(28)	$204	$(47)	$395
Natural gas	(471)	(739)	(2)	(774)
Gain (loss) on derivative instruments	$(499)	$(535)	$(49)	$(379)

Transaction Type	Settlement Date	Pricing Terms	Quantity	June 30, 2014	December 31, 2013

Natural gas call option	2,345,498 on January 31, 2014; 1,286,242 on February 15, 2015	Fixed price of $4.50/MMBTU settled against Henry Hub Natural Gas Index	3,631,740 MMBTU	$1,504	$—
Interest rate cap	$35 million on January 31, 2015	Cap rate of 1.00% settled monthly	$35 million	—	—
Current assets fair value of derivatives				1,504	—

Natural gas call option	2,345,498 on January 31, 2014; 1,286,242 on February 15, 2015	Fixed price of $4.50/MMBTU settled against Henry Hub Natural Gas Index	3,631,740 MMBTU	—	1,507
Interest rate cap	$115 million on December 31, 2015	Fixed rate of 2.00% settled against LIBOR, quarterly LIBOR resets	$115 million	17	52
Interest rate cap	$125 million on December 31, 2015	Cap rate of 4.00% settled monthly through 2014, and Cap rate of 6.00% for 2015	$125 million	—	3
Non-current assets fair value of derivatives				17	1,562
Net fair value of derivatives				$1,521	$1,562

In June 2008, Arcadia entered into an interest rate swap effectively fixing LIBOR at 3.79% for $75 million notional of the Arcadia facility. The swap began settling in $25 million increments in 2009 and 2010, with the remaining $25 million notional settled at December 31, 2011. In December 2010, Arcadia entered into a second interest rate swap fixing LIBOR at 1.46% for $35 million notional, accreting by $25 million at December 31, 2011, which settled at $60 million notional at December 31, 2013. The change in value of the interest rate swap is reflected on the consolidated statements of operation.
On April 19, 2012, Cadeville entered into an interest rate cap agreement effectively capping LIBOR at 2.00% for 100% of the projected outstanding notional under the construction facility. The notional amount changes on a stated monthly basis starting in April 2012 and expires in April 2016. The maximum notional amount is $115 million. The change in value of the interest rate cap is reflected on the consolidated statements of operation.

Cardinal Gas Storage Partners, LLC and Subsidiaries
Notes to Unaudited Consolidated and Condensed Financial Statements
(Dollars in thousands, except where otherwise indicated)

In July 2011, Perryville sold call options entered into in May 2010 with a strike price of $6.00 and a notional quantity of 4,000,000 mmbtu and purchased call options with a strike price of $5.00 and a notional quantity of 2,500,000 mmbtu. Perryville made a cash payment of $0.6 million for this transaction. These swaps settled in April and May 2013. The change in value of the call options is reflected on the consolidated statements of operation.
On April 19, 2012, Cadeville entered into natural gas call options, settled monthly at the Columbia Gulf Mainline, with a strike price of $4.00 per mmbtu and a notional quantity of 4,000,000 mmbtu. The call options settled in three equal installments of 1,333,333 mmbtu in March, April, and May 2013. The change in value is reflected in derivative instruments on the consolidated statements of operations.
On June 1, 2012, Monroe entered into natural gas call options, settled monthly against Henry Hub, with a strike price of $4.50 per mmbtu and a notional quantity of 3,631,740 mmbtu. These call options settled in two increments of 2,345,498 mmbtu and 1,286,242 mmbtu on January 31, 2015 and February 28, 2015, respectively. The change in value is reflected in derivative instruments on the consolidated statements of operations, and the value of the derivative as of June 30, 2014 and December 31, 2013 is reflected in short term assets and long term assets on the consolidated statements of financial position, respectively.
On July 5, 2012, Monroe entered into natural gas call options, settled against Henry Hub, with a strike price of $4.50 per mmbtu and a notional quantity of 2,500,000 mmbtu. These call options settled in two increments of 1,250,000 mmbtu on January 31, 2013 and February 28, 2013. The change in value is reflected in derivative instruments on the consolidated statements of operations.
On July 5, 2012, Monroe entered into natural gas call options, settled against the NYMEX Natural Gas Index, with a strike price of $5.00 per mmbtu and a notional quantity of 2,000,000 mmbtu. These call options settled on January 31, 2013. The change in value is reflected in derivative instruments on the consolidated statements of operations.
On February 10, 2014, Arcadia entered into an interest rate cap agreement effectively capping LIBOR at 1.00% for a notional amount of $35 million. Arcadia paid $8 thousand for this interest rate cap which is set to expire on January 31, 2015. The cash paid for the purchase is reflected on the consolidated statements of cash flows and the change in value is reflected on the consolidated statements of operation.

6.	Member and Related Party Transactions

The Company maintained one class of membership interests that was granted to employees of the Company. Category B membership interests totaling 6.46% of the total membership interests were granted to employees in various dates in 2008, 2009 and 2010. Category B membership interests vest over an average service period of four years, and all 6.46% was fully vested on July 22, 2014. Category B membership participation to receive profit allocations or equity distribution is restricted by certain future triggering events.
MRMC provides payroll processing, IT services, and other general administrative support services to the Company under a Master Services Agreement that expires on April 30, 2016. The Company may terminate the agreement upon 30 days’ notice and MRMC may terminate the agreement only if specific events occur during the term of the agreement. The service fee for each of the three months ended June 30, 2014 and 2013 was $.06 million, and the service for each of the six months ended June 30, 2014 and 2013 was $0.1 million.
The Company also pays to MRMC a direct cost fee equal to the actual amount incurred that directly benefits the Company. The most significant ongoing portion of the fee is for salary, wages, taxes, and benefits paid by MRMC to the employees of the Company.
The Company paid $2.3 million and $2.5 million to MRMC under the Master Services Agreement for the three months ended June 30, 2014 and 2013, respectively, and $6.6 million and $5.0 million for the six months ended June 30, 2014 and 2013, respectively.
Arcadia entered into a Letter Agreement regarding Arcadia’s Brine Pond and SWD Wells with Martin Underground Storage, Inc (“MUS”) effective February 2014. The agreement was made to share in the cost of repairs and improvements to the Arcadia Brine Pond and connection of the Arcadia Brine Pond and Martin Brine Pond. Total estimated cost of improvements is $3.0 million of which Arcadia will contribute 43.33% and MUS will contribute 56.67%.

Cardinal Gas Storage Partners, LLC and Subsidiaries
Notes to Unaudited Consolidated and Condensed Financial Statements
(Dollars in thousands, except where otherwise indicated)

Arcadia entered into a Brine Facilities Lease Agreement with Martin Product Sales LLC (“MPS”) effective February 2012 and renewed annually. The agreement allows Arcadia to lease the brine facilities from MPS to process its brine for sale for a monthly rental fee.
The Company entered into a Shared Water Well Services Agreement with Martin Underground Storage, Inc. (“MUS”) effective May 1, 2008, this expires on April 30, 2016. The agreement permits the Company to utilize the fresh water wells owned by MUS to meet the Company’s reasonable operation needs. Costs are shared proportionally on water usage.